UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2009

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06 MATERIAL IMPAIRMENTS

The information in this Report set forth under Item 8.01 “Change of Investment in Arden Portfolio Mezzanine Loans to Preferred Membership Interests of HSC Partners, LLC” and “Accounting for Exchange of Interests and Impairment of Investments in the Arden Portfolio Mezzanine Loans” is incorporated herein by reference.

ITEM 8.01 OTHER EVENTS

Change of Investment in Arden Portfolio Mezzanine Loans to Preferred Membership Interests of HSC Partners, LLC

On January 30, 2008, KBS Real Estate Investment Trust, Inc. (the “Company”) purchased, through indirect wholly owned subsidiaries, participation interests in two mezzanine loans (collectively, the “Arden Portfolio Mezzanine Loans”) for approximately $144.0 million plus closing costs. On July 8, 2009, the Company entered into a joint venture (“HSC Partners”) that indirectly owns the properties that served as the collateral for the loans. The Company received preferred membership interests in HSC Partners. In connection with the formation of the joint venture, the mezzanine borrowers were released from liability under the Arden Portfolio Mezzanine Loans.

Background of the Company’s Investment

The Arden Portfolio Mezzanine Loans, along with $860.0 million of mortgage loans and $475.0 million of additional mezzanine loans, were used to fund the acquisition of 33 multi-tenant office properties totaling 4.55 million square feet of rentable area in 60 buildings, located throughout Southern California (the “Arden Portfolio”). The original borrowers under the Arden Portfolio Mezzanine Loans were entities affiliated with Cabi Developers (“Cabi”) and are not affiliated with the Company or KBS Capital Advisors LLC.

At the time of the Company’s investment in the Arden Portfolio Mezzanine Loans, there were four mezzanine loans on the Arden Portfolio totaling $650.0 million in the aggregate (in order of the seniority of their interests in the Arden Portfolio):

M1-(A) Mezzanine Loan	$ 100.0 million
M1-(B) Mezzanine Loan	100.0 million
M2-(A) Mezzanine Loan	100.0 million
M2-(B) Mezzanine Loan	100.0 million
M3-(A) Mezzanine Loan	75.0 million
M3-(B) Mezzanine Loan	75.0 million
M4 Mezzanine Loan	100.0 million

$ 650.0 million

The Company purchased the M2-(B) Mezzanine Loan with a face value of $100.0 million for a purchase price of approximately $83.7 million plus closing costs and the M3-(A) Mezzanine Loan with a face value of $75.0 million for a purchase price of approximately $60.3 million plus closing costs.

After the Company’s investment in the Arden Portfolio Mezzanine Loans, the M1 mezzanine loan was resized between M1-(A) at $50.0 million, M1-(B1) at $75 million, and M1-(B2) at $75 million. During the initial year of the Company’s investment, two properties were sold resulting in small principal reductions in both the mortgage and mezzanine loans.

The owner of the M4 Mezzanine Loan, the most junior mezzanine loan under the Arden Portfolio loan documents, was controlled by Hines Interests Limited Partnership (Hines Interests Limited Partnership and its affiliates are collectively referred to herein as “Hines”). On October 10, 2008, after the Cabi borrowers did not make a mandatory amortization payment due under the mortgage and mezzanine loan documents related to the Arden Portfolio, the Cabi borrower under the M4 Mezzanine Loan entered into a strict foreclosure agreement with Hines acknowledging receipt of a Notice of Default and that an Event of Default with respect to the M4 Mezzanine Loan had occurred. On November 25, 2008, Hines delivered notice to all remaining Arden Portfolio lenders that it had acquired all right, title and interest in and to the borrower under the M4 Mezzanine Loan, and had thereby acquired ownership of the Arden Portfolio.

Formation of Joint Venture

All of the mortgage and mezzanine loans related to the Arden Portfolio (described above) have an initial maturity of August 9, 2009. These loans provide three one-year extension options to the borrowers, subject to certain conditions. The mortgage and mezzanine lenders have been unable to agree upon revised terms for an extension of the mortgage and mezzanine loans.

On July 8, 2009, Hines and the holders of the M1-(B2), M2-(A), M2-(B), M3-(A) and M3-(B) loans entered the operating agreement for HSC Partners. The holders of the M1-(B2), M2-(A), M2-(B), M3-(A) and M3-(B) loans (the “Preferred Members”) received preferred membership interests in HSC Partners. In connection with the formation of the joint venture, the mezzanine borrowers were released from liability under the M1-(B2), M2-(A), M2-(B), M3-(A) and M3-(B) loans, but the holders did not release the guarantors from their obligations related to the loans. Hines received common membership interests in HSC Partners in exchange for its indirect ownership interests in the Arden Portfolio. Hines will be the managing member of HSC Partners. After the above transactions, the mortgage loans and the M1-(A) and M1-(B1) mezzanine loans remain outstanding.

The distribution structure of the operating agreement is designed to substantially reflect the priority of the former lenders and the payments the former lenders would have received under the prior mezzanine loans. Pursuant to the operating agreement, HSC Partners will distribute net cash flow to the Preferred Members in accordance with the preference return on the respective preference account of the Preferred Member with Hines to receive a subordinated return, subject in both cases to the future funding of certain additional capital contributions, if any, that receive super priority returns as described below. Any remaining cash flow would be used to first fund certain expenses and reserves, then pay Hines an additional subordinated return and repay the Preferred Members’ preference accounts.

Distributions of net capital proceeds follow a similar waterfall structure in order of the priority of the prior mezzanine loans held by the Preferred Members and then to Hines.

Except as required by law, members are not required to make additional capital contributions, although they may do so if such capital contribution has been approved by the manager and all the Preferred Members or if there is a monetary default related to the Arden Portfolio. Notwithstanding the above, HSC Partners must return any additional capital contributions and the stated return on the additional capital contributions before making the distributions of net cash flow and net capital proceeds described above. In addition, if, after the expiration of notice and cure periods, a member fails to contribute its share of certain amounts necessary to (i) cure a default under the mortgage and M1-(A) loan, (ii) prevent a forfeiture of any portion of the Arden Portfolio, and (iii) pay certain costs in defending any claims by the holders of the mortgage and M1-(A) mezzanine loans, such member will lose its voting rights and any right it may have under the operating agreement to replace the manager.

Hines has the power to manage the day-to-day business and affairs of HSC Partners, subject of the right of the Preferred Members to approve certain major decisions set forth in the operating agreement. Without the approval of all the Preferred Members, among other things, Hines may not require members to make additional capital contributions, acquire additional assets, amend the operating agreement, cause HSC Partners to dissolve or file for bankruptcy, or incur or modify any debt.

The mortgage lenders have given notice that they intend to declare a default on the mortgage loans on the Arden Portfolio as a result of the transaction described above; however, the members of HSC Partners have agreed to dispute the claims of the mortgage lenders.

Accounting for Exchange of Interests and Impairment of Investments in the Arden Portfolio Mezzanine Loans

The Company will account for the receipt of the preferred membership interests in HSC Partners in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings (“SFAS 15”). Under SFAS 15, a creditor that receives an equity interest in a troubled debt restructuring of a loan receivable shall record the equity interest received at fair value. The Company does not believe that a current valuation of the Arden Portfolio would result in total equity sufficient to cover any of the Company’s preferred position. In addition, the mortgage lenders have given notice that they intend to declare a default on the Arden Portfolio mortgage loans as noted above. Given these facts, while the Company may continue to receive payments roughly equal to those it had received under the Arden Portfolio Mezzanine Loans for some period of time and may eventually recover some portion of its investment if the operations of the Arden Portfolio and the general real estate market improve in the future, it expects that the preferred membership interests have a current fair value that approximates $0.

In connection with the Company’s asset-specific loan loss reserve process, and in accordance with the loan impairment guidance in SFAS No. 114, Accounting by Creditors for Impairment of a Loan, an amendment of FASB Statements No. 5 and 15, based on the above facts, the Company determined on July 8, 2009, that its investments in the Arden Portfolio Mezzanine Loans were impaired as of June 30, 2009. Since the repayment of the Arden Portfolio Mezzanine Loans is dependent upon the collateral, the Company anticipates measuring the amount of the impairment based on the fair value of the Company’s interest in the collateral which it expects will also equal the fair value of the Company’s preferred membership interests in HSC Partners described above. Given these factors, the Company expects to record a provision for loan losses for the three months ended June 30, 2009 related to the Arden Portfolio Mezzanine Loans in an amount that approximates their full $153 million carrying value.

Increase in Suitability Standards for Pennsylvania Investors

As of July 17, 2009, the Company will not sell shares to investors in Pennsylvania under its dividend reinvestment plan unless they meet the following special suitability standards:

Investors must have either (1) a net worth of at least $250,000, or (2) gross annual income of at least $70,000 and a net worth of at least $70,000. In addition, investors must have a net worth of at least 10 times their investment in the Company.

For purposes of determining the suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, furnishings and automobiles. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.

The Company’s sponsor, those selling shares on the Company’s behalf and the broker-dealer or registered investment adviser associated with the stockholder’s account must make every reasonable effort to determine that the purchase of shares in the Company’s offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives.

Risk Factors

Participants in the Company’s dividend reinvestment plan should carefully review the risk factors below as well as the risks disclosed under Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2008 and the risk factors disclosed under Part II, Item 1A of the Company’s quarterly report on Form 10-Q for the period ended March 31, 2009, as well as any updated risk factors contained in future filings the Company makes under the Securities Exchange Act of 1934, as amended.

The current offering price of shares under the Company’s dividend reinvestment plan probably significantly exceeds the price at which the Company is likely to offer shares under the dividend reinvestment plan after November 30, 2009.

The Company established the offering price of its shares on an arbitrary basis. The Company intends to conduct a valuation of its shares of common stock and to publish the estimated value by November 30, 2009. After reporting the per share estimated value, the purchase price of the shares of common stock offered under the Company’s dividend reinvestment plan will be equal to the per share estimated value. Due to the continuing impact of the disruptions in the financial and real estate markets on the values of the Company’s investments, the Company expects that the estimated value per share of its common stock at November 30, 2009 will be significantly less than $9.50 per share.

It is increasingly likely that the Company will delay its liquidation or the listing of its shares of common stock on a national securities exchange beyond 2012; therefore, investors should purchase the Company’s shares only if they will not need to realize the cash value of their investment for an extended period.

If the Company’s shares of common stock are not listed on a national securities exchange by November 2012, the Company’s charter requires that it seek stockholder approval of its liquidation unless a majority of the Company’s independent directors determines that liquidation is not then in the best interest of the stockholders and postpones the decision of whether to liquidate. Due to the continuing impact of the disruptions in the financial markets on the values of the Company’s investments, it is increasingly likely that the Company will postpone such a liquidity event in order to improve the prospects for investors to realize a profit on their investment, likely through sales of individual or pooled assets. Therefore, investors should purchase the Company’s shares only as a long-term investment and be prepared to hold them for an extended period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: July 9, 2009	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr. Chairman of the Board, Chief Executive Officer and Director